Exhibit 99.1

Hansen Medical Reports First Quarter 2015 Results and Business Update

MOUNTAIN VIEW, CA – May 7, 2015 – Hansen Medical, Inc. (NASDAQ: HNSN), the global leader in intravascular robotics, today reported recent business highlights and financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Operating Results:

•	The Company reported revenues of $5.8 million in the first quarter, up 57% over the same period in the prior year.

•	The Company sold five Magellan™ Robotic Systems in the first quarter of 2015 compared to two robotic systems in the first quarter of 2014.

•	The volume of catheters sold was up 22% in the first quarter over the same period in the prior year.

•	Physicians performed an estimated 891 procedures in the first quarter, up 8%, over the same period in 2014.

•	Gross margin was 20% for the first quarter 2015, an increase of 9% compared to 11% for the first quarter in 2014. Non-GAAP gross margin was 21% in the first quarter, an increase of 9% compared to 12% for the first quarter in 2014. Diluted EPS was ($0.09) in the first quarter 2015, compared to ($0.14) for the first quarter of 2014. Non-GAAP diluted EPS was ($0.07) in the first quarter, compared to ($0.13) for the same period in 2014.

Recent Business Highlights:

•	Hansen and China National Medical Device Co., Ltd. announced an exclusive distribution agreement for commercial activities for the Magellan™ Robotic System in China. The agreement is with China National Medical Device Co., Ltd. (CMIC), a subsidiary of China National Scientific Instruments and Material Corp., which reports into SINOPHARM, China’s largest Pharmaceutical and Healthcare Group. CMIC is responsible for obtaining all regulatory approvals from the Chinese regulatory agencies. CMIC reported approximately $1.3 billion in 2013 revenue and reported the largest nationwide medical device sales network, covering more than 20 provinces in China.

•	The Company’s Magellan™ 10Fr Robotic Catheter has received European Conformity (CE) Marking for use in the peripheral vasculature. Achieving this milestone allows the company to market and sell the Magellan 10Fr Robotic Catheter in Europe and other countries that require the CE Mark.

•	The Company announced FDA approval of an expanded protocol for the ARTISAN-AF IDE study. The amended protocol now includes the use of the Thermocool® SmartTouch® Catheter (BioSense Webster, Diamond Bar, CA) and the EnSite Velocity Cardiac Mapping System (St. Jude Medical, St. Paul, MN). These technologies are used in conjunction with the Sensei® Robotic System to complete ablation procedures for the treatment of paroxysmal atrial fibrillation per the IDE study protocol.

“We are committed to further expand and grow the utility of our robotic platforms, maintain our leadership position in R&D and continue to reduce our burn rate,” said Cary Vance, Hansen Medical’s Chief Executive Officer. The Company’s burn rate was $8.0 million in the first quarter of 2015, compared to a $9.9 million for the fourth quarter of 2014 and compared to $10.9 million for the same period in 2014.

On March 11, 2015, the Company completed a private placement transaction and raised $35.0 million in gross proceeds from the sale of 53,846 shares of convertible preferred stock at a per share price of $650. Each share of preferred stock will be convertible into the number of shares of Common Stock equal to the number obtained by dividing (i) the sum of $650 and the amount of any accrued but unpaid dividends by (ii) the lesser of $0.65 and the per share trailing weighted average share price of the Common Stock on NASDAQ for the ten trading days ending on the day prior to conversion, subject to customary anti-dilution adjustments. Investors also received warrants to purchase 53,846,000 shares of Common Stock with an exercise period of two years from the date of issuance. The exercise price for the warrants will be the lesser of $0.975 per share or a 50% premium on the per share trailing volume weighted average share price of the Common Stock on NASDAQ for the ten trading days ending on dates specified in the form of warrants filed with the SEC. The conversion of the preferred stock occurs automatically upon receipt of shareholder approval to, among other things, increase the number of authorized shares of Common Stock of the Company, and other proposals being presented to the shareholders for vote at the annual shareholder meeting on May 12, 2015.

In addition to the purchase price paid for the preferred stock at closing, additional proceeds from the exercise of the warrants, if and when exercised, could total up to an additional $52.5 million, which would result in total gross proceeds to the Company of up to $87.5 million, before transaction costs. The exercise of certain of the warrants is predicated on receipt of shareholder approval. The proceeds from this transaction will be used to support Hansen Medical’s commercialization efforts with respect to the Magellan™ Robotic System, drive further adoption of the Sensei® Robotic System, and strengthen our operations.

First Quarter of 2015 Financial Results:

Total revenue for the first quarter of 2015 was $5.8 million, an increase of 57% compared with $3.7 million for the same period in 2014. The Company shipped five Magellan Systems in the quarter compared to two robotic systems (1 Magellan System and 1 Sensei System) in the first quarter of 2014. The Company sold 837 catheters in the first quarter of 2015, up 22% over the same period in 2014.

Gross profit increased by $0.8 million in the first quarter of 2015 compared to same period in 2014, and gross margin improved to 20% of revenue for the first quarter of 2015, an increase of 9%, compared to 11% for the same period in 2014. The increases in gross profit and gross margin were primarily driven by the increase in robotic systems and catheter sales, improved absorption rates due to higher production levels and lower product testing costs.

Research and development expenses for the first quarter of 2015 were $3.4 million, compared to $4.4 million for same period in 2014. The decrease of $1.0 million was primarily due to a decrease in consulting costs, a decrease in expenses associated with clinical trials and development of prototype materials.

Selling, general and administrative expenses for the first quarter of 2015 were $6.7 million, compared to $9.2 million for the same period in 2014. The decrease of $2.5 million was primarily due to an overall reduction in corporate cost initiatives as the Company continued to focus on improving the Company’s operating expenses, a decrease in overall employee compensation and related costs, a decrease in legal and consulting fees, and a decrease in marketing vendor costs.

Net loss for the first quarter of 2015 was $11.9 million, or $(0.09) per share, compared to a net loss of $14.4 million, or $(0.14) per share, for the same period in 2014. Weighted average shares outstanding used to compute diluted net loss per share were 133.4 million shares for the first quarter of 2015, compared to 103.3 million shares in the same period in 2014.

The Company’s total balances in cash, cash equivalents, short-term investments and restricted cash were $58.6 million as of March 31, 2015 compared to $31.9 million as of December 31, 2014.

Non-GAAP Information

To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), we use certain non-GAAP financial measures: non-GAAP cost of revenues, non-GAAP gross margin, non-GAAP loss from operations, non-GAAP net loss, and non-GAAP diluted net loss per common share (“EPS”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and may be different from non-GAAP measures used by other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding non-cash charges, such as share-based compensation expenses and other special items. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in Intravascular Robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, Magellan™ Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories are intended to facilitate navigation to 9Fr anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Company’s mission is to enable Cardiac Arrhythmia and Endovascular Procedures and to improve patient outcomes through the use of Intravascular Robotics. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan”, “continue,” expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and other similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements regarding user experiences, utilization and the business environment. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: factors relating to engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the rate of adoption of our systems and the rate of use of our catheters; our ability to manage expenses and cash flow, and obtain adequate financing; and other risks more fully described in the “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Artisan Extend,” “Hansen Medical,” “Hansen Medical (with Heart Design),” “Heart Design (Logo),” “Sensei,” “Lynx,” “Artisan,” “Instinctive Motion,” “Fine Force Technology,” “IntelliSense” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries.

Investor Contacts:

Hansen Medical, Inc.

650.404.5836

investor_relations@hansenmedical.com

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenues:
Product	$4,474	$2,352
Service	1,320	1,347

Total revenues	5,794	3,699
Cost of revenues:
Product	3,896	2,744
Service	742	557

Total cost of revenues	4,638	3,301

Gross profit	1,156	398

Operating expenses:
Research and development	3,435	4,415
Selling, general and administrative	6,702	9,161

Total operating expenses	10,137	13,576

Loss from operations	(8,981)	(13,178)

Warrant expense	(1,676)	—
Interest and other expense, net	(1,267)	(1,249)

Loss before income taxes	(11,924)	(14,427)
Income tax expense	(9)	(18)

Net loss	$(11,933)	$(14,445)

Basic net loss per common share	$(0.09)	$(0.14)

Diluted net loss per common share	$(0.09)	$(0.14)

Weighted average shares used to compute basic net loss per common share	133,283	103,334

Weighted average shares used to compute diluted net loss per common share	133,374	103,334

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Cash, cash equivalents and short-term investments	$53,276	$26,501
Accounts receivable, net	3,745	5,121
Inventories	10,192	11,492
Prepaids and other current assets	1,513	1,678
Property and equipment, net	2,823	2,328
Restricted cash	5,362	5,376
Other assets	732	1,179

Total assets	$77,643	$53,675

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$2,828	$2,534
Deferred revenue	3,011	3,527
Warrant liability	16,452	—
Debt	34,227	34,385
Other liabilities	5,103	5,460

Total liabilities	61,621	45,906

Series A convertible preferred stock	19,742	—
Total stockholders’ equity (deficit)	(3,720)	7,769

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$77,643	$53,675

HANSEN MEDICAL, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except gross margin and per share data)

(Unaudited)

		Three months ended
		March 31, 2015	March 31, 2014
Total revenues, GAAP = Non-GAAP basis:		$5,794	$3,699

Cost of revenues reconciliation:
GAAP cost of revenues		$4,638	$3,301
Share-based compensation expense	<a>	(47)	(43)

Non-GAAP cost of revenues		$4,591	$3,258

Gross margin reconciliation:
GAAP gross margin		20%	11%
Share-based compensation expense		1%	1%

Non-GAAP gross margin		21%	12%

Loss from operations reconciliation:
GAAP loss from operations		$(8,981)	$(13,178)
Share-based compensation expense	<a>	610	757
Executive transition and employee separation	<b>	115	499

Non-GAAP loss from operations		$(8,256)	$(11,922)

Net loss reconciliation:
GAAP net loss		$(11,933)	$(14,445)
Share-based compensation expense	<a>	610	757
Executive transition and employee separation	<b>	115	499
Warrant expense	<c>	1,676	—

Non-GAAP net loss		$(9,532)	$(13,189)

Diluted net loss per common share reconciliation:
GAAP diluted net loss per common share		$(0.09)	$(0.14)
Non-GAAP diluted net loss per common share		$(0.07)	$(0.13)
Shares used in per common share calculation (diluted):
GAAP Weighted average shares used to compute diluted net loss per common share		133,374	103,334

Notes

<a>	Stock-based compensation expense, a non-cash charge.
<b>	The executive transition and employee separation represented continuous effort to align with the Company’s strategy to maintain a lean workforce.
<c>	Represents an increase in fair value of Series E warrants, a non-cash charge.